H-CYTE Raises $6 Million to Accelerate FDA Approval Process of

Next Generation Cellular Therapy for COPD

Broadcast.com Co-Founder Todd Wagner Among New Investors

in Company Behind Lung Health Institute

TAMPA, FL, November 18, 2019 — H-CYTE Inc. (OTCQB: HCYT) the owner and operator of innovative medical technology products and services including LungCYTE and Lung Health Institute, announces it has raised $6 million in new funding. The investment is in the form of preferred stock which may be converted into shares of common stock at a fixed price in excess of the current market, at approximately $.41 per share. The investment was led by a group that includes Todd Wagner, a co-founder of Broadcast.com and Rex Farrior and Preston Farrior, prominent philanthropists and University of Florida benefactors. The new funding will be used to advance the company’s development of industry-leading medical treatments for chronic lung diseases such as COPD.

It is estimated that 24 million people in the U.S. have COPD, an umbrella term that encompasses many other conditions, including emphysema and chronic bronchitis. According to the CDC, more than 140,000 Americans die from this condition each year and there is currently no cure. Lung Health Institute offers patients cellular therapy treatments that aim to help reduce inflammation in the airways and slow the progression of lung disease at its five clinics located in Tampa, Nashville, Pittsburgh, Scottsdale and Dallas. Since 2013, Lung Health Institute has safely performed more than 8,000 of its minimally invasive procedures. Data from a recent study measuring patients’ quality of life at 12 months post treatment showed 77.2% reported positive outcomes, of which 62% greatly exceeded the minimal clinically important difference (MCID).

“H-CYTE’s goal is to greatly improve quality of life for patients who suffer from diseases that currently have no cure, such as COPD,” said William Horne, H-CYTE CEO and Chairman. “We’re thankful for the support of Todd and our other investors which allows us to continue pursuing breakthroughs for cutting-edge therapies that we believe can help people get back to their lives and the activities they love most.”

H-CYTE recently entered into a long-term agreement with Rion that will enable H-CYTE to develop proprietary biologics for treatment of COPD. The company is planning on pursuing submission of an investigational new drug (IND) application for review by the U.S. Food and Drug Administration (FDA) for that new treatment.

“We’re very excited to be working toward a new treatment to help the extremely underserved population of people with chronic lung disease. Successful realization of this treatment would be a breakthrough therapy,” added William Horne.

In addition to Lung Health Institute and LungCYTE, H-CYTE owns and operates innovative medical technology products and services including DenerveX®, a non-drug alternative system that allows people with chronic back pain from facet joint syndrome get back to an active lifestyle.

The new funding was completed in a purchase of H-CYTE Series D Preferred Stock by FWHC LLC, an investment group that consists of Wagner as well as Tampa natives Rex Farrior and Preston Farrior. Additional details of the transaction will be filed in a Form 8K filed with the Securities and Exchange Commission.

About H-CYTE Corporation

H-CYTE was formed to build and develop a diversified portfolio of innovative medical technology products and services to improve quality of life for patients. The DenerveX® System is H-CYTE’s first product and is intended to provide long-lasting relief from pain associated with facet joint syndrome. For biomedical services, H-CYTE manages Lung Health Institute. Lung Health Institute is a leader in regenerative medicine that specializes in cellular therapies to treat chronic obstructive pulmonary disease (COPD) and other chronic lung diseases. In late 2019, H-CYTE’s biologics division, LungCYTE, plans to submit an IND to the FDA to study novel and proprietary biologics for treatment of COPD. For more information about H-CYTE, please visit www.HCYTE.com.

Safe Harbor Statement

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those outlined in the Company’s filings with the Securities and Exchange Commission (the “SEC”), not limited to Risk Factors relating to its business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

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